Exhibit 99.1
Holly Energy Partners Declares Distribution
Increases quarterly distribution from $0.775 to $0.785 per unit
DALLAS, TX, July 23, 2009 — Holly Energy Partners, L.P. (NYSE:HEP) today announced declaration of its cash distribution, for the second quarter of 2009, of $0.785 per unit. For the prior quarter, $0.775 was distributed to unit holders. Holly Energy has increased its distribution to unitholders every quarter since becoming a public partnership in July 2004. This increase marks the nineteenth consecutive quarterly increase. The distribution will be paid August 14, 2009, to unit holders of record August 3, 2009.
Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product and crude oil transportation, tankage and terminal services to the petroleum industry, including Holly Corporation, which currently owns a 41% interest (which includes a 2% general partner interest) in the Partnership. The Partnership owns and operates petroleum product and crude pipelines, tankage and terminals located in Texas, New Mexico, Arizona, Washington, Idaho and Utah. In addition, the Partnership owns a 70% interest in Rio Grande Pipeline Company, a transporter of LPGs from West Texas to Northern Mexico, and a 25% interest in SLC Pipeline LLC, a transporter of crude oil in the Salt Lake City area.
FOR FURTHER INFORMATION, Contact:
Bruce Shaw, Senior Vice President & Chief Financial Officer
M. Neale Hickerson, Vice President, Investor Relations
Holly Energy Partners
214/871-3555